PITNEY BOWES INC.
AMENDED AND RESTATED BY-LAWS
(effective May 13, 2013)

ARTICLE I
MEETINGS OF STOCKHOLDERS
Section 1. Annual Meeting. The annual meeting of the stockholders for the election of directors and the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such place and time, as the Chairman of the Board or the Board of Directors shall designate.
Section 2. Special Meeting. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.
Section 3. Notice of Meetings. Subject to the provisions of the Amended and Restated Certificate of Incorporation and except as otherwise required by law, written notice of an annual or special meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days prior to the meeting to each stockholder entitled to vote at the meeting. In the case of a special meeting of stockholders, the purpose or purposes for which the meeting is called shall be set forth in the notice. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.
Section 4. List of Stockholders. The Secretary or the Treasurer shall prepare and make, or cause the Transfer Agent to prepare and make, at least ten (10) days before every meeting of stockholders, a complete list, as of the record date, of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of, and the number of shares registered in the name of, each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 5. Advance Notice Procedures.
(a)    Annual Meetings. (i) Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors (or a committee thereof) or (C) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 5(a) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the provisions set forth in this Section 5(a).
(ii)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of Section 5(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper subject for stockholder action. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting:
(A)    as to any business (other than nominations for persons for election to the Board of Directors) that the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-laws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Securities Exchange Act of 1934 (the "Exchange Act")) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the proposal is made;
(B)    as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the business is proposed:
(1)    the name and address, as they appear on the Corporation's books, of the stockholder intending to propose such business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;
(2)     the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder and such beneficial owner, if any;
(3)    any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith;
(4)    a description of any proxy, contract, agreement, arrangement or understanding with respect to any class or series of shares of the Corporation, the nomination or proposed business between or among such stockholder or beneficial owner and any other person, including any agreements that would be required to be disclosed pursuant to Item 5 or

Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner);
(5)    any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Corporation, or that provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, “Short Interests”);
(6)    any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation;
(7)    any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;
(8)    any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including any such interests held by members of such stockholder’s immediate family sharing the same household;
(9)    any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder;
(10)    any direct or indirect interest of such stockholder in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);
(11)    any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and
(12)    a representation that the stockholder will, within ten business days of the record date for such meeting, notify the Corporation in writing of any changes to the above information.
(C)    a representation that the stockholder is a holder of record of capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such nomination or business;
(D)    as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board, a stockholder’s notice must, in addition to the matters set forth in clause (B) above, also set forth:
(1)    a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and
(2)    such other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(E)    as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board, a completed and signed questionnaire, representation and agreement with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:
(1)    is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;
(2)    is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and
(3)    in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time; and
(F)     a representation whether the stockholder and the beneficial owner, if any, intends or is part of a group which intends to (1) deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve the nomination or approve or adopt the proposal and (2) otherwise solicit proxies or votes from stockholders in support of such nomination or proposal.
(iii)    The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation, including information relevant to a determination whether such proposed nominee can be considered an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
(b)    Special Meetings. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors (or any committee thereof) or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 5(b) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the provisions set forth in this Section 5(b). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the notice required by Section 5(a)(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(c)     Notice. For purposes of these By-laws, notice shall be deemed to be first given to stockholders when disclosure of such date is first made in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
(d)    Exchange Act. Notwithstanding the foregoing provisions of this Section 5, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 5. Nothing in this Section 5 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock or Preference Stock to elect directors under specified circumstances. This By-law shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of his or her intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.
(e)    Determination of Eligibility. Only such persons who are nominated in accordance with the procedures set forth in this By-law shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-law. The Chairman of the Board shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-law. If any proposed nomination or business was not made or chairman of the meeting shall have the power to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.
Section 6. Adjournments and Postponements. Subject to the provisions of Article I, Section 7 hereof, any meeting of stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. The Corporation may postpone, reschedule or cancel any meeting of stockholders previously scheduled by the Board or the Chairman of the Board.
Section 7. Quorum and Voting. At any meeting of stockholders the holders of shares representing a majority of the votes entitled to be cast thereat shall constitute a quorum for the transaction of any business. At each meeting of the stockholders for the election of directors at which a quorum is present, each director shall be elected by a majority of the votes cast; provided that (i) if, as of the record date for such meeting, the number of nominees exceeds the number of directors to be elected, the nominees receiving the greatest number of votes of the stockholders entitled to vote thereon, present in person or by proxy, shall be the directors for the term as set forth in the Amended and Restated Certificate of Incorporation (even if less than a majority), and (ii) no more than the authorized number of directors to be elected as fixed by the Board of Directors shall be elected. For purposes of the Section, a majority of the votes cast means that the number of votes cast "for" a director must exceed the number of votes cast "against" the director (with abstentions and broker non-votes not counted as either a vote “for” or a vote “against” that director). If a director is not elected, the director shall tender his or her resignation to the Board. The Governance Committee of the Board (the "Governance Committee") will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Governance Committee's recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected thereafter at a special meeting of the stockholders called for that purpose in the manner provided in these By-laws. Each other question properly presented to any meeting of stockholders shall be decided by a majority of the votes cast on the question entitled to vote thereon, except as otherwise required by law or the Amended and Restated Certificate of Incorporation, these By-laws, the rules or regulations of any stock exchange applicable to the Corporation, or pursuant to any regulation applicable to the Corporation or its securities. Elections of directors shall be by ballot but the vote upon any other question need be by ballot only if so ordered by the person presiding at the meeting, or by a vote of a majority of the stockholders, present in person or by proxy, entitled to vote on the question. In the event of lack of a quorum, the chairman of the meeting or majority in interest of the stockholders present in person or by proxy may adjourn the meeting from time to time until a quorum shall be obtained.
Treasury shares as of the record date shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares.
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.
Section 8. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at such meeting by the chairman of the meeting. The Board of Directors may (i) appoint a person to preside over meetings of stockholders (in the absence of the Chairman of the Board, the Chief Executive Officer and the President), and (ii) adopt by resolution such rules and regulations for the conduct of meetings of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene, and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
Section 9. Inspectors of Election. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment or postponement thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his ability.
The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors' count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.
ARTICLE II
BOARD OF DIRECTORS
Section 1. Powers of Board. The business of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 2. Number, Election and Terms. Except as otherwise fixed by or pursuant to the provisions of Article Fourth of the Amended and Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time by the Board of Directors but shall not be less than three. The Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected annually for terms expiring at the next succeeding annual meeting.
Section 3. Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in Article I, Section 5 of these By-laws.
Section 4. Newly Created Directorships and Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth of the Amended and Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office until such Director's successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
Section 5. Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.
Section 6. Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the whole Board shall constitute a quorum for the transaction of business; but if at any meeting of the Board there is less than a quorum present, a majority of those present may adjourn the meeting from time to time. Except in cases in which the Amended and Restated Certificate of Incorporation or these By-laws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
Section 7. First Meeting. As soon as practicable after each annual election of directors, the Board of Directors shall meet for the purpose of organization and the transaction of other business. Notice of such meeting need not be given. In the alternative, such first meeting may be held at any other time which shall be specified in a notice given as hereinafter provided, for special meetings of the Board of Directors.
Section 8. Regular Meetings. Regular meetings of the Board of Directors may be held, without notice, at such times and places as may be fixed by the Board.
Section 9. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman, and shall be called by Chairman on the written request of any two of the directors. Notice of each special meeting of the Board shall be given to each director either by mail not later than noon, New York time, on the third day prior to the meeting, or by electronic transmission, written message or orally to the director not later than noon, New York time, on the day prior to the meeting. Notices are deemed to have been given: by mail, when deposited in the United States mail; by electronic transmission, at the time of transmission; and by messenger, at the time of delivery. Notices by mail, electronic transmission or messenger shall be sent to each director at the address designated by him for that purpose, or, if none has been designated, at his last known residence or business address.
A notice of meeting of the Board of Directors need not specify the purpose of any meeting of the Board of Directors.
Section 10. Organization. The Chairman of the Board of Directors shall preside at meetings of the Board; in the Chairman's absence, a member of the Board selected by a majority of the members present shall preside at meetings of the Board. The Secretary of the Corporation shall act as Secretary, but in his absence the presiding officer may appoint a Secretary.
Section 11. Resignations. Any director of the Corporation may resign at any time by giving written or electronic notice to the Board of Directors or to the Chairman or to the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, or if no time is specified, upon receipt thereof. Unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy created by a resignation may be filled in the same manner as prescribed under Article II, Section 4, hereof.
Section 12. Compensation of Directors. The Board of Directors shall have authority to fix the compensation and provide for the reimbursement of expenses of directors in respect of their service in any capacity.
Section 13. Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.
Section 14. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to these By-laws.

Section 15. Emergency Bylaws. In the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the General Corporation Law of the State of Delaware, or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee of the Board of Directors cannot readily be convened for action, then the director or directors in attendance at the meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate.
ARTICLE III
OFFICERS
Section 1. Election; Term of Office. The officers of the Corporation shall be elected by and shall serve at the pleasure of the Board of Directors. There may be a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Board of Directors may determine. Subject to the provisions of these By-laws, officers shall hold their offices until their successors are elected and qualified or until their earlier death, resignation or removal. Any number of offices may be held by the same person.
Section 2. Powers and Duties. The officers of the Corporation shall have such authority and perform such duties in the management of the Corporation as may be prescribed by the By-laws, or by the Board of Directors, and to the extent not so prescribed pursuant to the By-laws, they shall have such authority and perform such duties in the management of the Corporation, subject to the control of the Board, as generally pertain to their respective offices.
Section 3. Chairman of the Board. The Chairman of the Board shall preside at the meetings of the Board and of stockholders and shall see that all orders and resolutions of the Board are carried into effect.
Section 4. Chief Executive Officer. The Chief Executive Officer shall have general and active supervision and management of the business of the Corporation. In the absence of the Chairman, he shall preside at meetings of stockholders.
Section 5. President. The President shall be the chief operating officer of the Corporation. In the absence of the Chairman and the Chief Executive Officer, he shall preside at meetings of stockholders.
Section 6. Resignation, Removal and Vacancies. Any officer may resign at any time upon written notice to the Corporation. Any officer elected by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of a quorum of Directors. The Board of Directors may fill any vacancies resulting from death, resignation, or removal of an officer in the same manner as provided for the election or appointment of such person.
ARTICLE IV
OTHER MATTERS
Section 1. Corporate Seal. The corporate seal shall be in such form as the Board of Directors shall prescribe. Said seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise used. The Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer may affix the seal to any instrument signed by a duly authorized officer, or when specifically authorized by the Board of Directors, and may attest the same. Unless otherwise provided by the Board of Directors, the seal may also be attested by any officer of the Corporation except the officer signing the instrument on behalf of the Corporation.
Section 2. Waiver of Notice. Whenever any notice is required to be given under the Amended and Restated Certificate of Incorporation, the By-laws or otherwise by law, a waiver thereof in writing, signed by the person or persons entitled to the notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission.
Section 3. Voting of Stocks Owned by the Corporation. The Chairman of the Board of Directors, the President and Chief Executive Officer, any Vice President, or such other person as the Board of Directors may designate shall be authorized to attend, vote and grant proxies to be used at any meeting of stockholders or equity holders of any corporation or other entity in which the Corporation may hold stock or other equity interests.
Section 4. By-law Amendment. Subject to the provisions of the Amended and Restated Certificate of Incorporation and these By-laws, these By-laws may be altered, amended or repealed at any regular meeting of the stockholders (or at any special meeting thereof duly called for that purpose) by a majority of the votes cast on the question entitled to vote thereon; provided that in the notice of such special meeting notice of such purpose shall be given. Subject to the laws of the State of Delaware, the Amended and Restated Certificate of Incorporation and these By-laws, the Board of Directors may, by majority vote of those present at any meeting at which a quorum is present, amend these By-laws or enact such other By-laws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation.

Section 5. Construction. The masculine gender, where appearing in these By-laws, shall be deemed to include the feminine gender.